Exhibit 99(h)(10)(i)

AMENDMENT

          This Amendment (the “Amendment”) is made and entered into on this 19th day of August, 2009 between TAMARACK DISTRIBUTORS INC. (“TDI”) and RBC Capital Markets Corporation (“RBC CM”).

          WHEREAS, TDI and RBC CM have entered into a Shareholder Account and Distribution Services Agreement dated as of November 21, 2008 (the “Agreement”); and

          WHEREAS TDI and RBC CM desire to amend the Agreement.

          NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

          SECTION 1. Section 5. Compensation. Section 5 is hereby replaced in its entirety with the following language:

5. Compensation. In consideration of the performance of the Services by RBC CM hereunder and subject to any amounts reduced by that certain Expense Limitation Agreement by and between TDI and the Trust, TDI agrees to cause each Fund to pay RBC CM a fee (and to reimburse RBC CM for certain expenses) in such amount, at such time and in such manner as is set forth with respect to each Fund in Exhibit A hereto. The Parties acknowledge that the Funds have determined that the cost of shareholder mailings (“Shareholder Mailing Expenses”) shall be borne by the Funds and, therefore, Shareholder Mailing Expenses shall not be subject to that certain Expense Limitation Agreement. Accordingly, TDI shall cause each Fund to reimburse RBC CM for Shareholder Mailing Expenses it incurs.

          SECTION 2. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

TAMARACK DISTRIBUTORS INC.		RBC CAPITAL MARKETS CORPORATION

By:	/s/ Erik R. Preus	By:	/s/ John Taft
Name: Erik R. Preus		Name: John Taft
Title: President		Title: Co-Chairman
Date: August 18, 2009		Date: August 19, 2009